Pricing supplement No. 279Q To prospectus dated October 10, 2006, prospectus supplement dated November 13, 2006 and product supplement Q dated March 29, 2007	Registration Statement No. 333-137902 Dated December 14, 2007; Rule 424(b)(2)

Deutsche Bank AG, London Branch

$20,039,000

Leveraged Return Securities Linked to the Dow Jones Industrial AverageSM due on February 19, 2009

General

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Leveraged Return Securities Linked to the Dow Jones Industrial AverageSM (the “Securities”)† are designed for investors who seek a return of 3 times the appreciation, if any, of the Dow Jones Industrial AverageSM (the “Index”) at maturity, up to a Maximum Return (as defined below) of 23.10%. Investors should be willing to forgo interest and dividend payments during the term of the Securities and be willing to lose some or all of their principal if the Index Return is negative.

•	Senior unsecured obligations of Deutsche Bank AG due on February 19, 2009.
•	Denominations of $1,000.
•	Minimum initial investments of $1,000 and integral multiples of $1,000 in excess thereof.
•	The Securities priced on December 14, 2007 and are expected to settle on December 19, 2007 (the “Settlement Date”).

Key Terms

Issuer:	Deutsche Bank AG, London Branch.
Rating:	Moody’s Investors Service Ltd has assigned a rating of Aa1 and Standard & Poor’s has assigned a rating of AA to securities, such as the Securities offered hereby, issued under Deutsche Bank AG’s Global Notes Program, Series A.††
Index:	The Dow Jones Industrial AverageSM (the “Index”).
Multiplier:	3
Maximum Return:	23.10%
Payment at Maturity:	If the product of the Index Return and the Multiplier is equal to or greater than the Maximum Return, your payment at maturity per $1,000 security face amount will be calculated as follows:
$1,000 + ($1,000 x Maximum Return)
If the Index Return is positive and the product of the Index Return and the Multiplier is less than the Maximum Return, your payment at maturity will be calculated as follows:
$1,000 + ($1,000 x Multiplier x Index Return)
If the Index Return is zero or negative your payment at maturity will be calculated as follows:
$1,000 + ($1,000 x Index Return)
Index Return:	Index Ending Level – Index Starting Level Index Starting Level
Index Starting Level:	13,498.302, the arithmetic average of the Index closing levels for the five business days preceding and including the Trade Date (the “Averaging Dates”), subject to adjustment in the event of a market disruption event (as described below).
Index Ending Level:	The arithmetic average of the Index closing levels for the five business days preceding and including the Final Valuation Date (the “Averaging Dates”), subject to adjustment in the event of a market disruption event (as described below).
Trade Date:	December 14, 2007
Final Valuation Date:	February 13, 2009, subject to postponement in the event of a market disruption event (as described below).
Maturity Date:	February 19, 2009, subject to postponement in the event of a market disruption event (described below) and as described in the accompanying product supplement under “Description of Securities – Payment at Maturity.” †††
CUSIP:	2515A0 GY 3
ISIN:	US2515A0GY38

†	In the accompanying product supplement, we refer to these Securities as Return Optimization Securities (the “ROS”).

††	A credit rating is not a recommendation to buy, sell, or hold the Securities, and may be subject to revision or withdrawal at any time by the assigning rating agency.

†††	In the event the Final Valuation Date is postponed due to a market disruption event, the Maturity Date will be the third business day after the Final Valuation Date as postponed.

See “Additional Terms Specific to the Securities” in this pricing supplement. The Securities will have the terms specified in the prospectus dated October 10, 2006, the prospectus supplement dated November 13, 2006, product supplement Q dated March 29, 2007 and this pricing supplement. See “Key Risks” in this pricing supplement and “Risk Factors” in the accompanying product supplement Q for risks related to investing in the Securities.

Deutsche Bank AG has filed a registration statement (including the prospectus dated October 10, 2006, as supplemented by the prospectus supplement dated November 13, 2006 and product supplement Q dated March 29, 2007) with the Securities and Exchange Commission, or SEC, for the offerings to which this pricing supplement relates. Before you invest in the Securities offered hereby, you should read these documents and any other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001159508. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. We will notify you in the event of any changes to the terms of the Securities, and you will be asked to accept such changes in connection with your purchase of the Securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the Securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying prospectus, the prospectus supplement, or product supplement Q. Any representation to the contrary is a criminal offense. The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Offering of Securities	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Security	$1,000.00	$0.00	$1,000.00

Total	$20,039,000.00	$0.00	$20,039,000.00

(1)	For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information” on the last page of this pricing supplement.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$20,039,000.00	$615.20

Deutsche Bank Securities	Deutsche Bank Trust Company Americas

Additional Information about Deutsche Bank and the Securities

You should read this pricing supplement, together with the prospectus dated October 10, 2006, as supplemented by the prospectus supplement dated November 13, 2006 relating to our Series A global notes of which the Securities are a part, and the more detailed information contained in product supplement Q dated March 29, 2007. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Addendum to product supplement Q dated December 13, 2007:

http://www.sec.gov/Archives/edgar/data/1159508/000119312507264554/d424b31.pdf

•	Product supplement Q dated March 29, 2007:

http://www.sec.gov/Archives/edgar/data/1159508/000119312507069046/d424b21.pdf

•	Prospectus supplement dated November 13, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000119312506233129/d424b3.htm

•	Prospectus dated October 10, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000095012306012432/u50845fv3asr.htm

References to “Deutsche Bank AG,” “we,” “our” and “us” refer to Deutsche Bank AG, including, as the context requires, acting through one of its branches. In this pricing supplement, “Securities” refers to each offering of Leveraged Return Securities that are offered hereby, unless the context otherwise requires. This pricing supplement, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” in this pricing supplement and “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.

Investor Suitability

The Securities may be suitable for you if:

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You believe that the Index will appreciate moderately—meaning that you believe (i) the Index will appreciate over the term of the Securities and (ii) the product of such appreciation and the Multiplier is unlikely to exceed the indicative Maximum Return at maturity.

•	You are willing to make an investment that is exposed to the full downside performance risk of the Index.

•	You are willing to forgo dividends paid on the stocks included in the Index.

•	You do not seek current income from this investment.

•	You are willing and able to hold the Securities to maturity.

•	You are willing to invest in securities for which there may be little or no secondary market.

The Securities may not be suitable for you if:

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You do not believe the Index will appreciate over the term of the Securities, or you believe the Index will appreciate by an amount which when multiplied by the Multiplier will exceed the indicative Maximum Return at maturity.

•	You are unwilling to make an investment that is exposed to the full downside performance risk of the Index.

•	You seek an investment that is exposed to the full potential appreciation of the Index, without a cap on participation.

•	You prefer to receive the dividends paid on any stocks included in the Index.

•	You seek current income from this investment.

•	You are unable or unwilling to hold the Securities to maturity.

•	You seek an investment for which there will be an active secondary market.

Determining Payment at Maturity for Each Offering Per $1,000 Security Face Amount

The percentage change from the Index Starting Level to the Index Ending Level

You will receive your initial investment plus an amount based on the Maximum Return, equal to the maximum payment at maturity, calculated as follows:

$1,000 + ($1,000 x Maximum Return)

You will receive your initial investment plus an amount based on a multiple of the Index Return up to the maximum payment at maturity, calculated as follows:

$1,000 + ($1,000 x Multiplier x Index Return)

You will receive your initial investment reduced by the Index Return, calculated as follows:

$1,000 + ($1,000 x Index Return)

In this scenario, you could lose some or all of your initial investment depending on how much the Index declines.

Scenario Analysis and Examples at Maturity

The following scenario analyses and examples assume a Maximum Return of 23.10% and a range of performance for the Index from +35% to -35%. You should consider carefully whether the Securities are suitable to your investment goals. The numbers appearing in the table and examples below have been rounded for ease of analysis.

Example 1 – On the Final Valuation Date, the Index Ending Level is 6.00% above the Index Starting Level. Since the Index Return is 6.00%, you will receive 3 times the Index Return, or an 18.00% total return, and the payment at maturity per $1,000 Security face amount will be calculated as follows: $1,000 + ($1,000 x (3 x 6.00%)) = $1,180.00.

Example 2 – On the Final Valuation Date, the Index Ending Level is 15.00% above the Index Starting Level. Since 3 times the Index Return of 15.00% is more than the Maximum Return of 23.10%, you will receive the Maximum Return of 23.10%, or $1,231 per $1,000 Security face amount.

Example 3 – On the Final Valuation Date, the Index Ending Level is 30.00% below the Index Starting Level. Since the Index Return is -30.00%, your investment will be fully exposed to the decline of the Index and your payment at maturity per $1,000 Security face amount will be calculated as follows: $1,000 + ($1,000 x -30.00%) = $700.00.

Certain U.S. Federal Income Tax Consequences

You should review carefully the section in the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences,” as supplemented by the accompanying addendum. Subject to the limitations described therein, although the tax consequences of an investment in the securities are uncertain, we believe it is reasonable to treat the securities as prepaid financial contracts for U.S. federal income tax purposes. Based on current law, under this treatment you should not be required to recognize taxable income prior to maturity of your securities, except pursuant to a sale or exchange, and your gain or loss on the securities should be long-term capital gain or loss if you hold the securities for more than one year. If, however, the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the timing and/or character of income on the securities might differ materially and adversely from the description herein. We do not plan to request a ruling from the IRS, and no assurance can be given that the IRS or a court will agree with the tax treatment described in this term sheet and the accompanying product supplement.

On December 7, 2007, Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses on whether to require holders of instruments such as the securities to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these investments; the relevance of factors such as exchange-traded status of the investment and the nature of the underlying property to which it is linked; the degree, if any, to which any income (including any mandated accruals) recognized by non-U.S. holders should be subject to withholding tax; and whether these investments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gains as ordinary income that is subject to an interest charge. While the notice requests comments on appropriate transition rules and effective dates, Treasury regulations or other forms of guidance, if any, issued after consideration of these issues could materially and adversely affect the tax consequences of this kind of investment, possibly on a retroactive basis.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. U.S. and non-U.S. holders should consult their tax advisers regarding all aspects of the U.S. federal tax consequences of investment in the securities (including alternative treatments and the potential implications of the December 7, 2007 notice), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to an investment in the Securities offered hereby are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the accompanying product supplement Q. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities offered hereby.

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Full market risk – You may lose some or all of your initial investment. The Securities do not guarantee any return of your initial investment and are fully exposed to any decline in the level of the Index (as measured by the Index Return). For every 1% decline in the Index, you will lose 1% of your initial investment at maturity.

•	Maximum return – Your appreciation potential is limited to the Maximum Return even if the product of the Multiplier and the Index Return is greater than the Maximum Return.

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Effect of averaging – The Index Starting Level and the Index Ending Level, and thus the return on your Securities, are based on the arithmetic average of the Index closing levels for the five business days preceding and including the Trade Date and the Final Valuation Date respectively. Because of this averaging feature, the Index Starting Level may be higher, and the return on your Securities lower, than if the Index Starting Level were determined by reference solely to the Index closing level on the Trade Date. For the same reason, the Index Ending Level may be lower, and the return on your Securities lower, than if the Index Ending Level were determined by reference solely to the Index closing level on the Final Valuation Date.

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Credit of issuer – An investment in the Securities is subject to the credit risk of Deutsche Bank AG and the actual and perceived creditworthiness of Deutsche Bank AG may affect the market value of the Securities.

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No periodic coupon payments, dividend payments or voting rights – As a holder of the Securities, you will not receive periodic coupon payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of component stocks underlying the Index would have.

•	Securities not the same as the Index – Owning the Securities is not the same as owning the stocks composing the Index or a security directly linked to the performance of the Index.

•	Limited liquidity – The Securities offered hereby will not be listed and there will not be an active secondary trading market.

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Price prior to maturity – The market price for the Securities will be influenced by many unpredictable and interrelated factors, including the level of the Index; the volatility of the Index; the composition of the Index; the dividend rate on the stocks composing the Index and changes that affect those stocks and their issuers; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political and regulatory or judicial events; and the creditworthiness of Deutsche Bank AG.

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Impact of fees on secondary market prices – Generally, the price of the Securities in the secondary market is likely to be lower than $1,000 per Security face amount on the issue date, because the issue price includes and the secondary market prices are likely to exclude commissions, hedging costs or other compensation paid with respect to the Securities.

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Potential Deutsche Bank AG impact on price – Trading or transactions by Deutsche Bank AG or its affiliates in the stocks composing the Index, or in futures, options, exchange-traded funds or other derivative products on the stocks composing the Index, may adversely affect the market value of the stocks composing the Index, the level of the Index, and, therefore, the market value of the Securities.

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Potential conflict of interest – Deutsche Bank AG and its affiliates may engage in business with the issuers of the stocks composing the Index, which may present a conflict between the obligations of Deutsche Bank AG and you, as a holder of the Securities. The calculation agent, an affiliate of Deutsche Bank AG, will determine the Index Return and payment at maturity based on observed levels of the Index in the market. The calculation agent can adjust the calculation of the Index Return if a market disruption event occurs on any of the Averaging Dates.

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Potentially inconsistent research, opinions or recommendations by Deutsche Bank AG – Deutsche Bank AG or any of their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the offering of the Securities. Any such research, opinions or recommendations could affect the value of the Index or the stocks included in the Index, and therefore the market value of the offering of the Securities.

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Unclear U.S. Federal Income Tax Consequences – There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and no assurance can be given that the IRS or a court will agree with the treatment described herein. If the IRS were successful in asserting an alternative treatment for the securities, the timing and/or character of income thereon might differ materially and adversely from the description herein. On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on a number of issues related to “prepaid forward contracts” and similar instruments, such as the securities. The notice focuses on whether to require holders of instruments such as the securities to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these investments; the relevance of factors such as exchange-traded status of the investment and the nature of the underlying property to which it is linked; the degree, if any, to which any income (including any mandated accruals) recognized by non-U.S. holders should be subject to withholding tax; and whether these investments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gains as ordinary income that is subject to an interest charge. Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of this kind of investment, possibly on a retroactive basis. Both U.S. and non-U.S. holders should review carefully the section of the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences” and the accompanying addendum, and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities (including alternative treatments and the potential implications of the December 7, 2007 notice), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The Dow Jones Industrial AverageSM

We have derived all information contained in this pricing supplement regarding the Dow Jones Industrial AverageSM, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. We make no representation or warranty as to the accuracy or completeness of such information.

The Dow Jones Industrial AverageSM is a price-weighted index comprised of 30 common stocks selected at the discretion of the editors of The Wall Street Journal (the “WSJ”), which is published by Dow Jones & Company, Inc. (the “Dow Jones”), as representative of the broad market of U.S. industry. There are no pre-determined criteria for selection of a component stock except that component companies represented by the Dow Jones Industrial AverageSM should be established U.S. companies that are leaders in their industries. The Dow Jones Industrial AverageSM serves as a measure of the entire U.S. market, including such sectors as financial services, technology, retail, entertainment and consumer goods, and is not limited to traditionally defined industrial stocks. Changes in the composition of the Dow Jones Industrial AverageSM are made entirely by the editors of the WSJ without consultation with the component companies represented in the Dow Jones Industrial AverageSM, any stock exchange, any official agency or us. In order to maintain continuity, changes to the component stocks included in the Dow Jones Industrial AverageSM tend to be made infrequently and generally occur only after corporate acquisitions or other dramatic shifts in a component company’s core business. When one component stock is replaced, the entire index is reviewed. As a result, multiple component changes are often implemented simultaneously. The component stocks of the Dow Jones Industrial AverageSM may be changed at any time for any reason.

The Dow Jones Industrial AverageSM is price-weighted rather than market capitalization-weighted. Therefore, the component stock weightings are affected only by changes in the stocks’ prices, in contrast with the weightings of other indices that are affected by both price changes and changes in the number of shares outstanding. The value of the Dow Jones Industrial AverageSM is the sum of the primary exchange prices of each of the 30 common stocks included in the Dow Jones Industrial AverageSM, divided by a divisor. The divisor is changed in accordance with a mathematical formula to adjust for stock dividends, splits, spin-offs and other corporate actions such as rights offerings and extraordinary dividends. Normal cash dividends are not taken into account in the calculation of the Dow Jones Industrial AverageSM. The current divisor of the Dow Jones Industrial AverageSM is published daily in the WSJ and other publications. While this methodology reflects current practice in calculating the Dow Jones Industrial AverageSM, no assurance can be given that Dow Jones will not modify or change this methodology in a manner that may affect the Payment at Maturity.

The formula used to calculate divisor adjustments is:

New Divisor	=	Current Divisor	x	Adjusted Sum of Closing Prices
Unadjusted Sum of Closing Prices

License Agreement with Dow Jones

We have entered into an agreement with Dow Jones providing us and certain of our affiliates or subsidiaries identified in that agreement with a non-exclusive license and, for a fee, with the right to use the Dow Jones Industrial AverageSM, which is owned and published by Dow Jones, in connection with certain securities, including the Securities.

The Securities are not sponsored, endorsed, sold or promoted by Dow Jones. Dow Jones makes no representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly. Dow Jones’ only relationship to Deutsche Bank AG is the licensing of certain trademarks, trade names and service marks of Dow Jones and of the Dow Jones Industrial AverageSM which is determined, composed and calculated by Dow Jones without regard to Deutsche Bank AG or the Securities. Dow Jones has no obligation to take the needs of Deutsche Bank AG or the holders of the Securities into consideration in determining, composing or calculating the Dow Jones Industrial AverageSM. Dow Jones is not responsible for and has not participated in the determination of the timing, prices, or quantities of the Securities to be issued. Dow Jones has no obligation or liability in connection with the administration, marketing or trading of the Securities.

DOW JONES DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES INDUSTRIAL AVERAGESM OR ANY DATA INCLUDED THEREIN AND DOW JONES SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. DOW JONES MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY DEUTSCHE BANK AG, HOLDERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES INDUSTRIAL AVERAGESM OR ANY DATA INCLUDED THEREIN. DOW JONES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES INDUSTRIAL AVERAGESM OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN DOW JONES AND DEUTSCHE BANK AG.

“DOW JONESSM” AND “DOW JONES INDUSTRIAL AVERAGESM” ARE SERVICE MARKS OF DOW JONES AND HAVE BEEN LICENSED FOR USE BY DEUTSCHE BANK AG. THE SECURITIES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY DOW JONES, AND DOW JONES MAKES NO REPRESENTATION REGARDING THE ADVISABILITY OF INVESTING IN THE SECURITIES.

Discontinuation of the Dow Jones Industrial AverageSM; Alteration of Method of Calculation

If Dow Jones discontinues publication of the Index and Dow Jones or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued Index (such index being referred to herein as a “Dow Jones Industrial AverageSM Successor Index”), then any Index closing level will be determined by reference to the level of such successor index at the close of trading on the NYSE, the AMEX, the NASDAQ National Market or the relevant exchange or market for the Dow Jones Industrial AverageSM Successor Index on the Final Valuation Date.

Upon any selection by the calculation agent of a Dow Jones Industrial AverageSM Successor Index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the Securities.

If Dow Jones discontinues publication of the Index prior to, and such discontinuation is continuing on, the Final Valuation Date, and the calculation agent determines, in its sole discretion, that no Dow Jones Industrial AverageSM Successor Index is available at such time, or the calculation agent has previously selected a Dow Jones Industrial AverageSM Successor Index and publication of such Dow Jones Industrial AverageSM Successor Index is discontinued prior to, and such discontinuation is continuing on the Final Valuation Date, then the calculation agent will determine the Index closing level for such date. The Index closing level will be computed by the calculation agent in accordance with the formula for and method of calculating the Index or Dow Jones Industrial AverageSM Successor Index, as applicable, last in effect prior to such discontinuation, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently composing the Index or Dow Jones Industrial AverageSM Successor Index, as applicable. Notwithstanding these alternative arrangements, discontinuation of the publication of the Index may adversely affect the value of the Securities.

If at any time the method of calculating the Index or a Dow Jones Industrial AverageSM Successor Index, or the level thereof, is changed in a material respect, or if the Index or a Dow Jones Industrial AverageSM Successor Index is in any other way modified so that the Index or such Dow Jones Industrial AverageSM Successor Index does not, in the opinion of the calculation agent, fairly represent the level of the Index or such Dow Jones Industrial AverageSM Successor Index had such changes or modifications not been made, then the calculation agent will, at the close of business in New York City on each date on which the Index closing level is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the Index or such Dow Jones Industrial AverageSM Successor Index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the Index closing level with reference to the Index or such Dow Jones Industrial AverageSM Successor Index, as adjusted. Accordingly, if the method of calculating the Index or a Dow Jones Industrial AverageSM Successor Index is modified so that the level of the Index or such Dow Jones Industrial AverageSM Successor Index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the Index), then the calculation agent will adjust its calculation of the Index or such Dow Jones Industrial AverageSM Successor Index in order to arrive at a level of the Index or such Dow Jones Industrial AverageSM Successor Index as if there had been no such modification (e.g., as if such split had not occurred).

Market Disruption Events

The calculation agent will determine the Index Starting Level on the Trade Date and the Index Ending Level on the Final Valuation Date as described above, based upon the Index closing levels on the Averaging Dates, unless the calculation agent determines that a market disruption event has occurred or is continuing on any Averaging Date. If such an event occurs, the calculation agent will determine the Index Starting Level or Index Ending Level, as the case may be, as follows. If a market disruption events occurs or is continuing on some but not all of the Averaging Dates relevant to either the Index Starting Level or the Index Ending Level, the calculation agent will determine the Index Starting Level or Index Ending Level, as the case may be, based on the average of only those Averaging Dates on which no market disruption event occurred or is continuing. If a market disruption event occurs or is continuing on all but one Averaging Date relevant to either the Index Starting Level or the Index Ending Level, then the Index Starting Level or the Index Ending Level, as the case may be, will be the Index closing level on such date. If a market disruption event occurs or is continuing on all Averaging Dates relevant to the Index Ending Level, the Final Valuation Date may be postponed. If such a postponement occurs, the Index Ending Level will be the closing level of the Index on the first business day on which no market disruption event has occurred or is continuing. In no event, however, will the determination of the Index Ending Level be postponed by more than ten business days. If the determination of the Index Ending Level is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the Index Ending Level will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Index Ending Level that would have prevailed in the absence of the market disruption event.

With respect to the Index, a “market disruption event” means:

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a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the level of the Index (or the relevant successor index) on the relevant exchanges (as defined below) for such securities for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such relevant exchange; or

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a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for stocks then constituting 20 percent or more of the level of the Index (or the relevant successor index) during the one hour preceding the close of the principal trading session on such relevant exchange are materially inaccurate; or

•

a suspension, absence or material limitation of trading on any major securities market for trading in futures or options contracts related to the Index (or the relevant successor index) for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such market; or

•	a decision to permanently discontinue trading in the relevant futures or options contracts;

in each case, as determined by the calculation agent in its sole discretion; and

•

a determination by the calculation agent in its sole discretion that the event described above materially interfered with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the Securities.

For the purpose of determining whether a market disruption event exists at any time, if trading in a security included in the Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the disrupted Index shall be based on a comparison of:

•	the portion of the level of the disrupted Index attributable to that security relative to

•	the overall level of the disrupted Index

in each case, immediately before that suspension or limitation.

For purposes of determining whether a market disruption event has occurred:

•

a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or market;

•

limitations pursuant to the rules of any relevant exchange similar to rescinded NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to rescinded NYSE Rule 80A as determined by the calculation agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;

•	a suspension of trading in futures or options contracts on the Index by the primary securities market trading in such contracts by reason of:

•	a price change exceeding limits set by such exchange or market;

•	an imbalance of orders relating to such contracts; or

•	a disparity in bid and ask quotes relating to such contracts will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Index; and

•

a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary market on which futures or options contracts related to the Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

“Relevant exchange” means the primary exchange or market of trading for any security (or any combination thereof) then included in the Index or any successor index.

Historical Information for the Dow Jones Industrial AverageSM

The following graph sets forth the historical performance of the Dow Jones Industrial AverageSM from January 1, 2002 through December 14, 2007. The Dow Jones Industrial AverageSM closing level on December 14, 2007 was 13,339.85. We obtained the Dow Jones Industrial AverageSM Index closing levels below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical levels of the Dow Jones Industrial AverageSM Index should not be taken as an indication of future performance, and no assurance can be given as to the Index Ending Level of the Dow Jones Industrial AverageSM Index. We cannot give you assurance that the performance of the Dow Jones Industrial AverageSM Index will result in the return of your initial investment.

Source – Bloomberg L.P.

Supplemental Underwriting Information

Deutsche Bank Securities Inc. and Deutsche Bank Trust Company Americas, acting as agents for Deutsche Bank AG, will not receive a commission in connection with the sale of the Securities. Deutsche Bank Securities Inc. and other agents may pay referral fees to other broker-dealers of up to 0.30% or $3.00 per $1,000 Security face amount. See “Underwriting” in the accompanying product supplement.